Exhibit 99.1

Joseph R. Hinrichs Appointed President and CEO of CSX

Hinrichs will succeed James M. Foote, who will depart September 26 and will remain as an advisor through early 2023

JACKSONVILLE, Fla. – September 15, 2022 – CSX Corp. (NASDAQ: CSX) one of the nation's leading transportation suppliers, today announced that, as part of a planned succession process, its Board of Directors has appointed seasoned executive Joseph R. Hinrichs as the Company’s new President and Chief Executive Officer, effective September 26, 2022.

Hinrichs succeeds James M. Foote, who plans to retire as President and Chief Executive Officer, as well as from the Board, on September 26, 2022. Foote will continue to work with the Company through March 31, 2023 as an advisor to facilitate a seamless leadership transition.

Hinrichs has more than 30 years’ experience in the global automotive, manufacturing, and energy sectors, previously serving as President of Ford Motor Company’s automotive business. In that role, he led the company’s $160-billion global automotive operations, after having previously served as President of Global Operations, President of the Americas, and President of Asia Pacific and Africa. Hinrichs has also held executive roles in global manufacturing, materials planning, and logistics.

“This appointment is the result of a long and deliberate process, in which we identified the strongest candidate to lead CSX through its next phase of growth and transformation. Jim has been at the helm throughout most of the company’s transformation, producing record operating and financial results, focusing on sustainability, and emphasizing the importance of safety. We cannot thank him enough for his contributions to CSX, and his commitment to ensuring a smooth transition,” said John J. Zillmer, Chairman of CSX’s Board of Directors. “The Board believes that Joe is a seasoned leader with the relevant experience to lead CSX forward with our full support.”

“Joe’s great strength is operational excellence. He enabled Ford to execute world-class manufacturing on a global scale, including prioritizing exceptional customer service. In addition to leading complex businesses over his 30-year career, he has proven that he understands how to prioritize safety and efficiency in an industry with dynamics that are similar to those we are navigating today in rail,” said Jim Foote. “On top of that, Joe truly believes that CSX’s people are critical to its success, and he is focused on forging strong relationships across the organization. Given his excellent track record around operational excellence and employee engagement, I am confident Joe is the right person to lead CSX.”

“I am honored to lead a company as strong and storied as CSX," said Joe Hinrichs. “My focus on day one will be to continue to execute on the strategy the team has identified: leveraging CSX’s proven operating model as a leader in the railroad industry, to drive growth through innovation, harness transformative technology and build a one-team workforce through an engaging and inclusive culture. I look forward to working closely with the Board, leadership team, labor and government leaders, and the people of CSX to achieve operational excellence that meets industry demand and delivers for our customers and shareholders.”

About Joe Hinrichs

Hinrichs previously served as President of Ford Motor Company’s global automotive business. In that role, he led the company’s $160-billion automotive operations, overseeing Ford’s global business units and the Ford and Lincoln brands, as well as leading all of Ford’s automotive skill teams, including Product Development, Purchasing, Manufacturing, Labor Affairs, Marketing and Sales, Government Affairs, Information Technology, Sustainability, Safety and Environmental Engineering. Other titles he held at Ford include President of Global Operations, President of the Americas, President of Asia Pacific and Africa, Chairman & CEO of Ford China, and Chairman & CEO of Ford Canada.

Hinrichs serves in multiple advisory and board roles of various companies including Exide Technologies, Luminar Technologies, microDrive, and First Move Capital. Hinrichs previously served as a senior advisor at Boyden California, an operating advisor at Assembly Ventures, as well as a director at Ascend Wellness Holdings, GPR, Inc., Rivian Automotive, Inc., and Ford Motor Credit Company. He was Chairman of the National Minority Supplier Development Council from 2016 to 2019 and also served on the boards of CEO Climate Dialogue, Climate Leadership Council, and the US-China Business Council.

Hinrichs holds a Bachelor of Electrical Engineering magna cum laude from the University of Dayton and an MBA from the Harvard Business School. He also holds an Honorary Doctor of Human Letters from Tiffin University and an Honorary Doctor of Science and Business Administration from Cleary University.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

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Contacts:

Matthew Korn, CFA, Investor Relations

904-366-4515

Bryan Tucker, Corporate Communications

855-955-6397